Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-04685, 333-28933, 333-63147, 333-81925, 333-86581, 333-40356, 333-89966, 333-97571, 333-110703, 333-115987 and 333-125461 on Form S-8, 333-118782 on Form S-4, and 333-123346 on Form S-3 of our reports dated February 23, 2006, relating to the financial statements and financial statement schedule of Itron, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
February 23, 2006